                                                                    EXHIBIT 23.6




                    CONSENT OF ABN AMRO CHICAGO CORPORATION

We hereby consent to the summarization of our fairness opinion letter and references to our firm under the captions "SUMMARY--Opinion of Financial Advisor" and "THE MERGER" and to the inclusion of such letter as an Appendix to the Proxy Statement-Prospectus which is part of this Registration Statement on Form S-4 of AMCORE Financial, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities
Act of 1933, as amended, or the rules and regulations promulgated thereunder.

ABN AMRO CHICAGO CORPORATION

/s/ ABN AMRO Chicago Corporation

Chicago, Illinois
May 14, 1997